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Evans Bancorp, Inc.  One Grimsby Drive Hamburg, NY  14075

Evans Bancorp Net Income Increases 84% to
Record $3.1 Million in the 2017 First Quarter

HAMBURG, NY, April 26, 2017 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE MKT: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the first quarter ended March 31, 2017.

FIRST QUARTER 2017 HIGHLIGHTS (compared with prior-year period)

•	Record net income of $3.1 million, up 84%, or $1.4 million; Earnings per diluted share grew 65% to $0.66
•	Net interest income increased 17% to $9.6 million
•	Non-interest income of $3.5 million increased 18% on strong insurance business performance
•	Return on average stockholders’ equity was 11.59%, a significant increase from 7.43%
•	Measurably improved efficiency ratio to 68.56% from 75.78%

Net income was $3.1 million, or $0.66 per diluted share, in the first quarter of 2017, compared with $2.3 million, or $0.53 per diluted share, in the trailing fourth quarter of 2016 and $1.7 million, or $0.40 per diluted share, in last year’s first quarter.  The increase over each comparative period reflects higher net interest income and non-interest income, along with a reduction in provision for loan losses.  Return on average equity was 11.59% for the first quarter of 2017 compared with 9.70% in the trailing fourth quarter and 7.43% in the first quarter of 2016.

“We kicked off the year with an extraordinarily strong first quarter resulting from continued success in strategically growing our business combined with favorable economic conditions.  We believe that our investments in people and services have delivered outsized growth in the past few quarters while ongoing disruption from bank consolidation coupled with improved competitive strength has also driven performance,” said David J. Nasca, President and CEO of Evans Bancorp.  “We achieved a new quarterly record result for net income and our improved efficiency ratio reflects both cost discipline as well as the operating leverage we gain with growth.”

Net Interest Income
($ in thousands)

	1Q 2017	4Q 2016	1Q 2016

Interest income	$10,918	$10,664	$9,356
Interest expense	1,274	1,261	1,096
Net interest income	9,644	9,403	8,260
(Credit) provision for loan losses	(435)	371	208
Net interest income after provision	$10,079	$9,032	$8,052

Net interest income increased $0.2 million, or 3%, from the fourth quarter of 2016 and $1.4 million, or 17%, from the prior-year first quarter.  Average commercial loans, including both commercial real estate and commercial and industrial loans, were $747 million in the first quarter, compared with $745 million in the trailing fourth quarter, but were 21% higher than $616 million in the 2016 first quarter.    The high volume of loan closings in the fourth quarter of 2016 somewhat muted commercial loan growth in the first quarter of 2017.  However, the Company expects

Evans Bancorp Reports 84% Increase in Net Income to a Record $3.1 Million in the 2017 First Quarter

April 26, 2017

stronger growth trends through the rest of 2017 given the strength of the commercial loan pipeline at the end of the first quarter.  The strong growth of average commercial loans from last year’s first quarter was the primary driver of the improvement in net interest income in the first quarter of 2017 when compared with the first three months of 2016.  The 3% increase in net interest income when compared with the fourth quarter of 2016 largely reflected a higher net interest margin.

First quarter net interest margin of 3.77% improved 11 basis points from the 2016 fourth quarter and 6 basis points from the first quarter of 2016.  The margin improvement stems from increased yields on interest-earning assets.  The higher yields when compared with the fourth quarter reflect an increase of 10 basis points in loan yields and 38 basis points in investment security yields.  Loan yields have benefited from variable loan re-pricing due to an increase in the prime rate after the Federal Reserve increased its target rate by 25 basis points late in 2016 and again in March of 2017.  Fourth quarter 2016 investment yields had a higher than typical impact from accelerated premium amortization, resulting in somewhat depressed yields in that quarter.  The improved asset yields when compared with last year’s first quarter reflect an asset mix increasingly weighted toward loans.  Average loans were 89% of average interest-earning assets in the first three months of 2017 compared with 86% in the prior-year period.

The $0.4 million release of allowance for loan losses reflects favorable credit quality trends and marginal loan growth in the quarter.  Strong loan growth in each of the fourth and first quarters of 2016, along with a higher level of non-performing loans in the first quarter of 2016, were the primary factors driving the provision for loan losses in each of the respective periods.

Asset Quality
($ in thousands)

	1Q 2017	4Q 2016	1Q 2016

Total non-performing loans	$12,285	$12,020	$17,941
Total net loan (recoveries) charge-offs	(98)	167	(28)
Non-performing loans/ Total loans	1.30%	1.28%	2.25%
Net loan (recoveries) charge-offs/ Average loans	(0.04)%	0.07%	(0.02)%
Allowance for loan losses/ Total loans	1.44%	1.48%	1.65%

John B. Connerton, Executive Vice President and Chief Financial Officer, noted, “Net interest income continued to benefit from the size and quality of our loan portfolio.  The release of allowance for loan losses during the first quarter reflected improving credit quality trends including a sustained historically low charge-off ratio and a decrease in criticized loans.”

Evans Bancorp Reports 84% Increase in Net Income to a Record $3.1 Million in the 2017 First Quarter

April 26, 2017

Non-Interest Income
($ in thousands)

	1Q 2017	4Q 2016	1Q 2016

Deposit service charges	$390	$429	$443
Insurance service and fee revenue	2,168	1,344	1,748
Bank-owned life insurance	130	135	136
Loss on tax credit investment	-	(883)	-
Refundable NY state historic tax credit	-	609	-
Other income	834	1,009	667
Total non-interest income	$3,522	$2,643	$2,994

Insurance revenue increased from the trailing fourth quarter and last year’s first quarter due to higher profit sharing revenue, including a seasonal impact compared with the fourth quarter.  There was continued growth in commercial lines insurance commissions and personal lines revenue was bolstered by incremental revenue from the two recent insurance agency acquisitions.  Two business lines that underperformed in 2016, insurance claims services and financial services, both demonstrated improved results in the first quarter of 2017.

The fourth quarter of 2016 included the impact of a net reduction of non-interest income of $0.3 million related to an investment in an historic rehabilitation tax credit.  There were no comparable transactions in each of the first quarters of 2017 and 2016.

Non-Interest Expense
($ in thousands)

	1Q 2017	4Q 2016	1Q 2016

Salaries and employee benefits	$5,716	$5,838	$5,514
Occupancy	775	744	699
Advertising and public relations	190	315	285
Professional services	602	445	580
Technology and communications	607	621	598
Amortization of intangibles	28	-	-
FDIC insurance	227	210	159
Other expenses	910	965	693
Total non-interest expenses	$9,055	$9,138	$8,528

First quarter non-interest expenses increased 6% from the prior-year period, but decreased 1% from the trailing fourth quarter.  Salaries and benefits costs decreased $0.1 million from the trailing fourth quarter reflecting seasonal incentive compensation in the fourth quarter.  The 4% increase in salaries and benefits from last year’s first quarter reflects strategic personnel hires to support the Company’s continued growth.

Occupancy costs were higher compared with last year’s first quarter due to additional depreciation costs of the new core banking system.  Other expenses in the first quarter of 2017 were higher than the 2016 first quarter mostly due to the receipt of an insurance claim of $0.1 million in the prior year period related to litigation costs recorded in previous periods.  Higher FDIC insurance costs reflect the Company’s balance sheet growth over the past year.

The Company’s efficiency ratio measurably improved to 68.56% in the 2017 first quarter compared with 74.17% and 75.78% in the trailing fourth quarter and 2016 first quarter, respectively.  The reduction in the efficiency ratio reflects the Company’s increased revenue while managing expense growth.

Evans Bancorp Reports 84% Increase in Net Income to a Record $3.1 Million in the 2017 First Quarter

April 26, 2017

Income tax expense was $1.4 million, or an effective tax rate of 30.8%, for the first quarter of 2017, compared with $0.2 million, or 7.8%, in the fourth quarter of 2016 and $0.8 million, or 31.9%, in last year’s first quarter.  The 2016 fourth quarter’s effective tax rate reflects the benefit of the previously noted tax credit investment transaction.  The year-over-year decrease in the effective tax rate was due to an increase in the value of the Company’s deferred tax asset recorded in the 2017 first quarter, reflecting an increase in the projected marginal federal tax rate due to the growth in taxable income.

Balance Sheet Highlights

Total assets were $1.1 billion as of March 31, 2017, relatively unchanged from December 31, 2016, but up 15% from $990 million at March 31, 2016, reflecting the Company’s record loan growth in 2016.  Loan growth from the end of last year’s first quarter was $149 million, or 19%, and was predominantly in the commercial real estate and commercial and industrial loan portfolios.  Loans increased slightly from $943 million at December 31, 2016 to $946 million at March 31, 2017.  Investment securities were $116 million at March 31, 2017, flat to the prior year, but $19 million higher than at the end of 2016.  Management plans to leverage the capital generated by the common stock issuance in the first quarter with loan growth over the long term.  In the short term, investment securities were purchased to generate more immediate returns.

Total deposits of $978 million were 4% higher than $940 million at the trailing fourth quarter and 15% higher than the 2016 first quarter-end.  The year-over-year increase reflects growth in all deposit products including demand deposits which grew 12%.  In line with their typical seasonal nature, demand deposit balances were down slightly from the trailing fourth quarter.  Deposit growth in the first quarter of 2017 was mostly due to higher municipal deposits.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 10.76% at March 31, 2017, compared with 9.49% at December 31, 2016.  The increase reflects the impact of the Company’s common stock offering in January 2017 that resulted in the issuance of 440,000 shares of common stock and netted proceeds of $14.1 million.  Book value per share increased to $23.64 at March 31, 2017, compared with $22.50 at December 31, 2016 and $21.54 at March 31, 2016.

Outlook

Mr. Nasca concluded, “We expect to see momentum throughout the year as we leverage a stronger platform to drive continued growth.  We have a strong and growing pipeline of business and expect recent loan growth trends to resume for the rest of 2017.  The Company has added new leadership talent to grow our business and is executing according to our Strategic Plan.  Overall, we believe we are well positioned and on track to meet our strategic goals of above trend asset and net income growth, strong returns, improved efficiency and a robust and competitive operating platform.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $1.1 billion in assets and $978 million in deposits at March 31, 2017.  Evans is a full-service community bank, with 14 branches, providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Bancorp's wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through seven insurance offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements

Evans Bancorp Reports 84% Increase in Net Income to a Record $3.1 Million in the 2017 First Quarter

April 26, 2017

concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: jconner@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

Evans Bancorp Reports 84% Increase in Net Income to a Record $3.1 Million in the 2017 First Quarter

April 26, 2017

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
ASSETS
Investment Securities	$116,304	$97,205	$104,859	$110,629	$116,294
Loans	945,583	942,512	912,852	853,306	796,773
Allowance for loan losses	(13,579)	(13,916)	(13,712)	(12,773)	(13,119)
Goodwill and intangible assets	8,638	8,406	8,101	8,101	8,101
All other assets	82,714	66,502	72,563	62,335	81,866
Total assets	$1,139,660	$1,100,709	$1,084,663	$1,021,598	$989,915

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	194,747	201,741	195,869	187,774	174,276
NOW deposits	103,907	88,632	87,047	88,993	95,622
Savings deposits	531,408	508,652	496,926	480,290	463,672
Time deposits	147,915	140,949	118,123	112,828	115,479
Total deposits	977,977	939,974	897,965	869,885	849,049
Borrowings	33,009	49,689	74,136	41,841	34,224
Other liabilities	16,047	14,298	17,364	15,083	14,482
Total stockholders' equity	112,627	96,748	95,198	94,789	92,160

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,763,696	4,300,634	4,287,400	4,286,939	4,279,296
Book value per share	$23.64	$22.50	$22.20	$22.11	$21.54
Tier 1 leverage ratio	10.76%	9.49%	9.55%	10.06%	10.18%
Tier 1 risk-based capital ratio	12.58%	10.82%	10.82%	11.45%	11.94%
Total risk-based capital ratio	13.83%	12.07%	12.07%	12.70%	13.20%

ASSET QUALITY DATA
Total non-performing loans	$12,285	$12,020	$15,279	$16,076	$17,941
Total net loan (recoveries) charge-offs	(98)	167	67	(30)	(28)

Non-performing loans/Total loans	1.30%	1.28%	1.67%	1.88%	2.25%
Net loan (recoveries) charge-offs/Average loans	(0.04)%	0.07%	0.03%	(0.01)%	(0.02)%
Allowance for loans losses/Total loans	1.44%	1.48%	1.50%	1.50%	1.65%

Evans Bancorp Reports 84% Increase in Net Income to a Record $3.1 Million in the 2017 First Quarter

April 26, 2017

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2017	2016	2016	2016	2016
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	10,918	10,664	10,241	9,694	9,356
Interest expense	1,274	1,261	1,172	1,178	1,096
Net interest income	9,644	9,403	9,069	8,516	8,260
(Credit) provision for loan losses	(435)	371	1,006	(376)	208
Net interest income after provision	10,079	9,032	8,063	8,892	8,052

Deposit service charges	390	429	475	403	443
Insurance service and fee revenue	2,168	1,344	1,855	1,572	1,748
Bank-owned life insurance	130	135	144	141	136
Loss on tax credit investment	-	(883)	-	(2,139)	-
Refundable NY state historic tax credit	-	609	-	1,508	-
Other income	834	1,009	861	795	667
Total non-interest income	3,522	2,643	3,335	2,280	2,994

Salaries and employee benefits	5,716	5,838	5,402	5,467	5,514
Occupancy	775	744	732	740	699
Advertising and public relations	190	315	232	190	285
Professional services	602	445	535	656	580
Technology and communications	607	621	504	551	598
Amortization of intangibles	28	-	-	-	-
FDIC insurance	227	210	201	182	159
Other expenses	910	965	1,105	933	693
Total non-interest expenses	9,055	9,138	8,711	8,719	8,528

Income before income taxes	4,546	2,537	2,687	2,453	2,518
Income tax provision	1,400	198	471	450	804
Net income	3,146	2,339	2,216	2,003	1,714

PER SHARE DATA
Net income per common share-diluted	$0.66	$0.53	$0.51	$0.46	$0.40
Cash dividends per common share	$0.40	$-	$0.38	$-	$0.38
Weighted average number of diluted shares	4,757,062	4,390,553	4,362,479	4,346,599	4,328,034

PERFORMANCE RATIOS
Return on average total assets	1.14%	0.86%	0.84%	0.80%	0.71%
Return on average stockholders' equity	11.59%	9.70%	9.23%	8.56%	7.43%
Efficiency ratio	68.56%	74.17%	70.23%	76.30%	75.78%

Evans Bancorp Reports 84% Increase in Net Income to a Record $3.1 Million in the 2017 First Quarter

April 26, 2017

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2017	2016	2016	2016	2016
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
AVERAGE BALANCES

Loans, net	$924,612	$915,095	$875,999	$801,115	$772,672
Investment securities	107,024	105,319	112,025	115,610	103,094
Interest-bearing deposits at banks	5,943	1,537	1,162	15,916	18,862
Total interest-earning assets	1,037,579	1,021,951	989,186	932,641	894,628
Non interest-earning assets	70,724	71,247	69,489	65,539	66,375
Total Assets	$1,108,303	$1,093,198	$1,058,675	$998,180	$961,003

NOW	94,088	85,279	86,428	88,966	88,220
Savings	510,632	504,394	487,168	473,791	447,318
Time deposits	144,888	131,479	115,644	114,545	108,954
Total interest-bearing deposits	749,608	721,152	689,240	677,302	644,492
Other borrowings	38,748	61,076	69,307	36,031	34,250
Total interest-bearing liabilities	788,356	782,228	758,547	713,333	678,742

Demand deposits	196,331	198,616	187,201	178,106	176,074
Other non-interest bearing liabilities	15,053	15,873	16,860	13,142	13,879
Stockholders' equity	108,563	96,481	96,067	93,599	92,308

Total Liabilities and Equity	$1,108,303	$1,093,198	$1,058,675	$998,180	$961,003

YIELD/RATE

Loans, net	4.49%	4.39%	4.37%	4.46%	4.54%
Investment securities	2.50%	2.12%	2.20%	2.72%	2.40%
Interest-bearing deposits at banks	0.82%	0.52%	0.34%	0.83%	0.23%
Total interest-earning assets	4.27%	4.15%	4.12%	4.18%	4.21%

NOW	0.22%	0.23%	0.23%	0.35%	0.39%
Savings	0.48%	0.48%	0.47%	0.51%	0.48%
Time deposits	1.27%	1.25%	1.21%	1.24%	1.27%
Total interest-bearing deposits	0.60%	0.59%	0.56%	0.62%	0.60%
Other borrowings	1.65%	1.26%	1.12%	1.59%	1.61%
Total interest-bearing liabilities	0.66%	0.64%	0.61%	0.66%	0.65%

Interest rate spread	3.61%	3.51%	3.51%	3.52%	3.56%
Contribution of interest-free funds	0.16%	0.15%	0.14%	0.15%	0.15%
Net interest margin	3.77%	3.66%	3.65%	3.67%	3.71%